Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

    Thomas S. Irwin (954) 987-4000 ext. 7560
    Victor H.  Mendelson (305) 374-1745 ext. 7590

                      HEICO CORPORATION ANNOUNCES EXPANDED
                          $300 MILLION CREDIT FACILITY

Hollywood, FL and Miami, FL, May 28, 2008 (PRIME NEWSWIRE) -- HEICO Corporation (NYSE: HEI.A and HEI) has entered into an amended, senior unsecured revolving credit facility with a banking syndicate led by SunTrust Robinson Humphrey, Inc. and J.P. Morgan Securities, Inc. The amendment increases the revolving credit commitment amount from $130 million to $300 million, which may be increased to $500 million under certain circumstances. The borrowings under the amended credit facility bear interest at spreads over LIBOR rates ranging from 62.5 to 225 basis points based on leverage measurements and mature in May, 2013. Under certain circumstances, the maturity may be extended for two one-year periods.

The new facility provides the Company additional flexibility for its capital needs. HEICO has historically used its revolving credit facility principally to fund acquisitions and anticipates that the replacement facility will also be used mainly for acquisitions. Among other new features designed to increase HEICO's flexibility, the replacement facility allows the Company to borrow a portion of the facility in Euros.

Laurans A. Mendelson, HEICO's Chairman, President and Chief Executive Officer, remarked, "We are gratified that HEICO's excellent performance and credit characteristics have enabled us to more than double our existing credit facility during a time of credit market difficulties. The facility was oversubscribed and our banking syndicate of high-quality banks, led by SunTrust Bank and JPMorgan Chase Bank, shows great confidence in HEICO as a result of our strong historical performance and our outlook. We are proud of our relationships with them and look forward to continuing to work together."

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL -based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space
contractors   and  military   agencies  worldwide   in  addition   to   medical,
telecommunications   and   electronics   equipment   manufacturers.    For  more
information  about HEICO,  please visit  our web  site at  http://www.heico.com.
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HEICO has two  classes of common  stock traded on  the NYSE.  Both  classes, the
Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share. There are currently approximately 15.8 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 10.6 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers, or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space and electronics industries, which could negatively impact our costs and revenues; and HEICO's ability to maintain effective internal controls, which could adversely affect our business and the market price of our common stock. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.